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                                                    OMB APPROVAL
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                                               OMB Number: 3235-0167
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                                               Expires: October 31, 2001
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                                               Estimated average burden
                                               hours per response.... 1.50
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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                                                                      -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.
         --     -----

                       Commission File Number 333-72621-05
                                              ------------

                                OMI Trust 2000-C
                                ----------------
             (Exact name of registrant as specified in its charter)

       c/o Wells Fargo Bank Minnesota, N.A., Attention: Lawrence Rossiter
       ------------------------------------------------------------------
                 Sixth Street & Marquette Avenue MAC N 9311-161
                 ----------------------------------------------
                          Minneapolis, Minnesota 55479
                          ----------------------------
                                 (612)-667-3529
                                 --------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
  ----------------------------------------------------------------------------
       Series 2000-C Class A-1, Class M-1, Class M-2, Class B-1, Class B-2
       -------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  __                   Rule 12h-3(b)(1)(i)  XX
                                                                  --

   Rule 12g-4(a)(1)(ii) __                   Rule 12h-3(b)(1)(ii) __

   Rule 12g-4(a)(2)(i)  __                   Rule 12h-3(b)(2)(i)  __

   Rule 12g-4(a)(2)(ii) __                   Rule 12h-3(b)(2)(ii) __
                                             Rule 15d-6 --------  XX
                                                                  --

Approximate number of holders of record as of the certification or notice date:
10
--
Pursuant to the requirements of the Securities Exchange Act of 1934 OMI Trust 2000-C has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 16, 2001     By: OAKWOOD MORTGAGE INVESTORS, INC., as Depositor

By: /s/ Clark Beeson

/s/ Clark Beeson
------------------------------
Name:  Clark Beeson
Title: Director of Securitization

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 2000-C
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 2000-C

     I hereby certify that the following information is correct:

                                                     TOTAL CERTIFICATE-
                                                        HOLDERS AS OF
             SECURITY              CUSIP #             October 1, 2001
             --------              -------             ---------------

             Class A-1            67087TBNO                   2
             Class M-1            67087TBP5                   2
             Class M-2            67087TBQ3                   2
             Class B-1            67087TBR1                   3
             Class B-2            67087TBS9                   1



             Total Certificate holders                       10







             /s/ Clark Beeson
             ----------------------------
     Signed: /s/ Clark Beeson                          Date: October 16, 2001

     Title:  Director of Securitization